EXHIBIT 10.1

EXECUTION COPY

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is between the University of Utah Research Foundation, having a place of business at 615 Arapeen Dr., Suite 310, Salt Lake City, UT 84108 (hereinafter referred to as “Foundation”), and BioRestorative Therapies, Inc., a Nevada corporation having its principal place of business at 555 Heritage Drive, Jupiter, FL 33458 (hereinafter referred to as “BRT”).

1. Recitals

1.1.        Whereas, Foundation owns all right, title and interest in and to the Patents (as defined below), which Patents were created at The University of Utah (“University”).

1.2.        Whereas, BRT desires to acquire and Foundation is willing to assign to BRT all of Foundation’s right, title, and interest in and to the Patents and any inventions disclosed and claimed therein.

1.3.        Whereas, Foundation has determined that such assignment, use, development and commercialization of the Patents is in the public’s best interest and is consistent with Foundation’s educational and research missions and goals.

1.4          Whereas, Foundation has provided to BRT copies of the provisional application with respect to the Patents and the assignment from the inventors thereof to Foundation, in each case as filed with the United States Patent and Trademark Office .

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

2. Definitions

2.1	“Affiliate” means any Entity that controls, is controlled by, or is under common control with BRT, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise.

2.2	“Effective Date” means June 15, 2012.

2.3	“Entity” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government.

University of Utah

Technology Commercialization Office

2.4	“Know-How” means all information, know-how, show-how, ideas, data, inventions, designs, specifications, processes, techniques, formulae, sketches, drawings, models, databases, research, experimental work, development, software programs and applications, software source documents, studies, works of authorship, trade secrets, technology and other intellectual property rights.

2.5	“Licensee” means any party that enters into an agreement or arrangement with BRT, or receives a license grant from BRT under the Patents, to manufacture, have manufactured, offer for sale, sell, lease, distribute, market and/or import the Products (a “License Agreement”). “Licensee” also means any corporate or business entity established by BRT for the commercialization or Sale of Products.

2.6	“Patent Revenue” means any monies, royalties, payments, cash equivalent (including non-cash consideration), or other consideration received by BRT or any of its Affiliates from third parties from the use, lease, other commercialization, licensing, infringement, litigation (after deduction of all reasonable costs of litigation directly related to achieve recovery) or Sale of the Patents. In no event will “Patent Revenue” include any of the following: (a) cash, quantity and other trade discounts, credits or allowances; (b) credits or allowances granted upon returns, rejections or recalls; (c) amounts payable resulting from governmental (or any agency thereof) mandated rebate programs; (d) chargebacks and other amounts paid on the sale or dispensing of Products; (e) taxes, tariffs and duties; (f) transportation, freight, postage, importation, insurance and other handling expenses; (g) delayed ship order credits; (h) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts; (i) amounts received from Foundation or the University or any Affiliate thereof; (j) amounts received as grants from any governmental body, quasi-governmental body or foundation; or (k) amounts received from third parties in connection with clinical trials.

2.7	“Patents” means and includes all of the following Foundation intellectual property: the United States patents and/or patent applications listed in Exhibit “B”; United States patents issued from the applications listed in Exhibit “B” and from divisionals and continuations (other than continuations-in-part) of these applications and any reissues of such United States patents; claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications listed in Exhibit “B”; and claims of all foreign applications and patents which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Exhibit “B”.

2.8	“Products” means any product or products, apparatus, kit or component part thereof, method, procedure, process, or any other subject matter the manufacture design, creation, use, importation, distribution, or sale of which is covered by any claim or claims included within the Patents. Products will also include any service rendered through the use of a product, process, method, or machine covered by any claim of the Patents.

2.9	“Revenue Report” means the report due from BRT to Foundation as set forth in Section 5.1 below and as in the form set forth in Exhibit “C”.

2.10	“Sublicensee” means any party that enters into an agreement or arrangement with a Licensee, or receives a license grant from a Licensee or a Sublicensee under the Patents, to manufacture, have manufactured, offer for sale, sell, lease, distribute, market and/or import the Products (a “Sublicense Agreement”).

University of Utah

Technology Commercialization Office

2.11	“Sale, Sell or Sold” means any bona fide transaction for which consideration (cash, cash equivalents and non-cash) is received or expected for the sale, use, lease, transfer, or other disposition of the Patents. A Sale will be deemed completed at the time BRT receives payment.

3. Assignment

3.1	Concurrent with the execution of this Agreement, Foundation shall execute and deliver to BRT the Assignment attached hereto as Exhibit “A”, which transfers, grants, conveys, assigns, and relinquishes exclusively to BRT all of Foundation’s right, title, and interest in and to the Patents and the inventions claimed therein in perpetuity. Foundation further agrees to perform any reasonable act deemed necessary or helpful to carry out the intent of this Agreement.

3.2	In furtherance of this Agreement, Foundation hereby acknowledges that, from the Effective Date forward, BRT has succeeded to all of Foundation’s right, title, and standing to receive all rights and benefits pertaining to the Patents, to institute and to prosecute all suits and proceedings and to take all actions that BRT, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind under any and all of the Patents, whether arising before or after the Effective Date, to defend any and all such actions, suits, or proceedings relating to such transferred and assigned right, title, interest, and benefits, and to do all other such acts and things in relation thereto as BRT, in its sole discretion, deems advisable.

4. Payments and Fees

In consideration for the assignment of the Patents by Foundation to BRT, BRT agrees that:

4.1	Payments

a.	BRT will pay Foundation a non-refundable assignment fee of fifteen thousand dollars ($15,000) (the “Assignment Fee”) at the time of the execution of this Agreement. The Assignment Fee shall be deemed earned and immediately payable upon execution of this Agreement. Failure to pay the Assignment Fee on or before thirty (30) days following execution of this Agreement by both parties shall terminate this Agreement.

b.	In addition, in consideration of the accuracy of the representations and warranties made in this Agreement, BRT will pay Foundation a royalty equal to five percent (5%) of Patent Revenue for a period of twenty (20) years from the Effective Date (the “Royalty Term”). Payments will be made simultaneously with the delivery of the Revenue Reports required under Section 5.1.

University of Utah

Technology Commercialization Office

4.2	Future Patent Expenses

BRT understands that it will, at its discretion, be responsible for all Patent costs incurred from the Effective Date.

4.3	Reference

Each payment will reference U-5283.

5. Reports

5.1	Revenue Reports

Upon the execution of a License Agreement, Sublicense Agreement or first Sale, BRT will, within thirty (30) days after the calendar year in which Patent Revenue first occurs, and within thirty (30) days of each July 1 and January 1 thereafter, deliver to Foundation a true and accurate written Revenue Report, giving the particulars of the business conducted with the Patents during the preceding six (6) calendar months as are pertinent to calculating payments hereunder. The Revenue Report will be in the form set forth in Exhibit “C” (Form of Revenue Report). BRT will deliver Revenue Reports to Foundation during the Royalty Term.

Reports will be sent to:

University of Utah Research Foundation

Technology Commercialization Office

Re: U-5283.

615 Arapeen Dr., Suite 310

Salt Lake City, UT 84108

6. Payment, Records, and Audits

6.1	Payments

All dollar amounts referred to in this Agreement are expressed in United States dollars without deduction of exchange, collection, wiring fees, bank fees, taxes, assessments, fees, or any other charges. Each payment will reference U-5283. All payments to Foundation will be made in United States dollars by wire transfer or check payable to the University of Utah Research Foundation and sent to:

Technology Commercialization Office

Attn: Accounts Receivable

The University of Utah

615 Arapeen Dr. #310

Salt Lake City, UT 84108

6.2	Late Payments

In the event that payments or other fees are not received by Foundation when due hereunder, and such failure continues unremedied for a period of fifteen (15) days following receipt of written notice thereof from Foundation, BRT shall pay to Foundation interest charges at the rate of twelve percent (12%) per annum on the total unpaid payments or fees due for the reporting period.

University of Utah

Technology Commercialization Office

6.3	Records

BRT will maintain, and cause its Licensees and Affiliates to maintain, complete, true and accurate books and records that may be necessary for the purpose of showing the amounts payable to Foundation hereunder. The records supporting each Revenue Report will be maintained for three (3) years after the submission of each report under Section 5.1.

6.4	Auditing

Said books and records, and the supporting data, shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to inspection by Foundation or its agents, upon reasonable prior notice to BRT, for the purpose of verifying BRT’s Revenue Reports and payments or compliance in other respects with this Agreement. Such access will be available to Foundation during normal business hours upon not less than ten (10) days written notice to BRT, not more than once each calendar year during the Royalty Term, and once during the year immediately following the expiration of the Royalty Term. The results of such inspection shall be made available to BRT promptly. In the event such inspection demonstrates a greater than ten percent (10%) discrepancy in reporting to Foundation’s detriment, BRT agrees to pay the full reasonable cost of such inspection. Any information or data obtained by Foundation or its agents shall be kept strictly confidential and shall not be used for any purpose other than to determine the amount of royalties payable to Foundation hereunder.

7. Infringement and Litigation

7.1	Notification

a.	BRT is responsible for notifying Foundation in the Revenue Report of any litigation concerning, or infringement of, Patents that may come to its attention.

b.	Foundation will notify BRT of any litigation concerning, or infringement of, Patents that may come to its attention.

8. Warranty and Indemnification

8.1	Foundation represents and warrants that (a) it has the right to enter into this Agreement and to assign all of its right, title and interest in and to the Patents to BRT, (b) it owns all right, title and interest in and to the Patents free and clear of any and all liens, security interests, claims and other encumbrances and (c) neither Foundation nor University has received any notice, written or oral, and neither Foundation nor University otherwise has any knowledge that, the Patents infringe, or that any Entity claims that the Patents infringe, the intellectual property rights of any Entity; provided, however, that, with respect to (c) above, no representation or warranty is made with respect to any University employee other than Dr. Amit Patel and persons working under his direct or indirect supervision.

University of Utah

Technology Commercialization Office

8.2	EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1, THE PARTIES ACKNOWLEDGE AND AGREE THAT FOUNDATION HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL FOUNDATION BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENTS, EVEN IF FOUNDATION IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

8.3	Nothing in this Agreement shall be construed as:

a.	a warranty or representation by Foundation as to the validity or scope of any Patents;

b.	a warranty or representation by Foundation that anything made, used, sold or otherwise disposed of pursuant to any rights granted under this Agreement is or will be free from infringement of intellectual property rights of third parties;

c.	an obligation by Foundation to bring or prosecute actions or suits against third parties for patent infringement;

d.	conferring by implication, estoppel or otherwise any license or rights under any patents of Foundation other than the Patents.

8.4	BRT shall indemnify, hold harmless and defend Foundation, the University and their respective officers, employees and agents, against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from or arising out of : (a) exercise of the rights granted to BRT under this Agreement; (b) any act, error, or omission of BRT, its agents, employees, Affiliates, or Sublicensees; or (c) use, commercialization, or enforcement of the Patents. Foundation shall give BRT timely notice of any claim or suit instituted of which Foundation has knowledge, and Foundation shall have the right at its own expense to participate in the defense of the same.

8.5	Foundation is a government entity and is subject to the Utah Governmental Immunity Act, Section 63-30d-101 et seq., Utah Code Ann. (1997 and Supp. 2005), as amended (the “Act”). Subject to the Act, Foundation shall indemnify, defend and hold harmless BRT, its directors, officers, agents and employees against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from negligent acts by Foundationpursuant to this Agreement. Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to Foundation under the Act, including without limitation, the provisions of Section 63-30d-604 regarding limitation of judgments.

8.6	Notwithstanding any provision in this Agreement to the contrary, Foundation’s aggregate liability under this Agreement shall not exceed the aggregate amounts received by Foundation from BRT, its Affiliates, Licensees and Sublicensees pursuant to Section 4 (Payments and Fees) hereunder from and after the Effective Date.

University of Utah

Technology Commercialization Office

9. Publicity

9.1	Publicity. Neither party shall have the right to make any public announcements or other disclosures with respect to this Agreement, nor disclose the terms of this Agreement, without the prior written consent of the other party, except as follows:

a.	Upon BRT’s request, the parties shall exercise good faith efforts to reach agreement on the text of a press release regarding this Agreement.

b.	Each party may disclose the terms of this Agreement to the extent such disclosure is required by law (including without limitation by rules or regulations of the Securities and Exchange Commission, any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by law or such rules or regulations, the disclosing party promptly notifies the other party of such requirement and the disclosing party furnishes only those terms of this Agreement that the disclosing party is legally required to furnish.

c.	BRT may disclose this Agreement to (i) BRT’s then-current and potential Licensees and Sublicensees, and (ii) BRT’s then-current and potential directors, investors, lenders and acquirers; provided, that such Entities are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto

10. Miscellaneous

10.1	Foundation and University shall retain a royalty free, nonexclusive license to practice the Patents solely for academic research and educational non commercial uses, which shall include the right to publish the general scientific findings from research conducted in whole or in part at the University related to the Patents and include such findings in grant applications.

10.2	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto together with their respective legal representatives, successors, and assigns.

10.3	This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between or among the parties hereto concerning the matters set forth herein.

10.4	Subject to the provisions of the Research Agreement of even date by and between BRT and University, it is understood that any inventions, developments and improvements developed in the future shall belong to University according to policy, where applicable.

[Remainder of page intentionally left blank. Signature page follows.]

University of Utah

Technology Commercialization Office

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

BioRestorative Therapies, Inc.		University of Utah Research Foundation

By:	/s/ Mark Weinreb	By:	/s/ Thomas N. Parks
	(Signature)		(Signature)

Name:	Mark Weinreb	Name:	Thomas N. Parks

Title:	Chief Executive Officer	Title:	President

Date:	June 8, 2012	Date:	June 18, 2012

University of Utah

Technology Commercialization Office

EXHIBIT A

ASSIGNMENT

Whereas, University of Utah Research Foundation, a corporation of the State of Utah, having a place of business at 615 Arapeen Dr., Suite 310, Salt Lake City, UT 84108 is the owner of the entire right, title and interest in and to application for United States Letters Patent entitled Methods of Derivation & Isolation of Human Brown Fat Cell Lines, filed in the United States Patent and Trademark Office as Serial No. 61/632,122 on January 18, 2012 and to application for United States Letters Patent entitled Methods of Derivation & Isolation of Human Brown Fat Cell Lines, filed in the United States Patent and Trademark Office as Serial No. 61/632,516 on January 25, 2012 which applications are incorporated herein by this reference; and the invention therein described; and

Whereas, BioRestorative Therapies, Inc., a corporation of the State of Nevada, having a place of business at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458 (“BRT”) is desirous of acquiring the entire right, title and interest in and to the said inventions within the United States of America and its territorial possessions and within the countries foreign to the United States and any United States or foreign Letters Patent that may be granted therefor; and in and to said applications;

Now, Therefore, in consideration of the sum of One Dollar ($1.00) paid by BRT to the University of Utah Research Foundation and other good and valuable consideration, the receipt of which is hereby acknowledged, the University of Utah Research Foundation has sold, assigned and transferred and by these presents does hereby sell, assign and transfer unto the said BRT the entire right, title and interest in and to the said inventions within the United States of America and its territorial possessions and within all countries foreign to the United States and in and to any United States or foreign Letters Patent that may be granted therefor and in and to the said applications and in and to any and all divisions, reissues, continuations, continuations in part, and extensions thereof and in and to any Letters Patent that may be granted thereon, all said rights to be held and enjoyed by BRT for its own use and enjoyment, and the use and enjoyment of its successors and assigns, to the full end of the term or terms for which said Letters Patent may be granted as fully and entirely as the same would have been held and enjoyed by the University of Utah Research Foundation if this assignment, transfer and sale had not been made.

The University of Utah Research Foundation hereby authorizes and requests the United States Commissioner of Patents and Trademarks and all authorized officials of foreign patent offices to issue the said Letters Patent, when granted, to said BRT as the Inventor(s) of its entire right, title and interest in and to the same, for the sole use and enjoyment of said BRT, its successors and assigns.

University of Utah

Technology Commercialization Office

In Testimony Whereof, the University of Utah Research Foundation has caused the hand of its proper representative to be subscribed hereto this ________day of _____________________ , 2012.

UNIVERSITY OF UTAH RESEARCH FOUNDATION

By

STATE OF UTAH                                         )

: ss.

COUNTY OF SALT LAKE                          )

On _____________________________________________________ , 2012, before me personally appeared ________________., ________________ of said University of Utah Research Foundation known to me to be the person described and who signed the foregoing Assignment in my presence and acknowledged under oath before me that he has read the same and knows the contents thereof and that the same is true of his own knowledge excepting as to matters therein alleged upon information and belief and as to those matters he believes them to be true, and that he executed the same as his free act and deed and for the purposes set forth therein.

NOTARY PUBLIC
Residing at

My Commission expires:

University of Utah

Technology Commercialization Office

EXHIBIT B: PATENTS

U#	Matter	United States Serial No. or Foreign Application No.	Title	Inventor(s)
U-5283		61/632,122	Methods of Derivation & Isolation of Human Brown Fat Cell Lines	Dr. Amit N. Patel Dr. David A. Bull

U-5283		61/632,516	Methods of Derivation & Isolation of Human Brown Fat Cell Lines	Dr. Amit N. Patel

University of Utah

Technology Commercialization Office

EXHIBIT C: FORM OF REVENUE REPORT

Name:

Period Covered:	From:	/	/	through:	/	/

Prepared by:	Date:

(BRT)

Approved by:	Date:

(BRT)

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product or Process Line Report:
(product name)
	☐	Multiproduct Summary Report, page 1 of ________ pages
Other Compensation:	☐	Annual payments, other fees & compensation: _______________________
Amount due: _____________
	☐	No Compensation or Royalty Due this Period
Reason why:

Litigation                or                      Infringement:                                 Please                          provide                             details

Country	Quantity Produced	Quantity Sold	Net Sales ($)	Royalty Rate	Conversion Rate (if applies)	Royalty Due This Period
USA
Canada
Japan
Other:

TOTAL:

University of Utah

Technology Commercialization Office

Page 12 of 12